EXHIBIT 1.3

Date and Time: May 12, 2017 10:16 AM Pacific Time

Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3 www.corporateonline.gov.bc.ca	Location: 2nd Floor - 940 Blanshard Street Victoria BC 1 877 526-1526

Notice of Alteration

FORM 11

BUSINESS CORPORATIONS ACT

Section 257

Filed Date and Time:	May 12, 2017 10:13 AM Pacific Time
Alteration Date and Time:	Notice of Articles Altered on May 12, 2017 10:13 AM Pacific Time

NOTICE OF ALTERATION

Incorporation Number: BC0719511 Name Reservation Number: NR6321789	Name of Company: TIMMINS GOLD CORP. Name Reserved: ALIO GOLD INC.

ALTERATION EFFECTIVE DATE:

The alteration is to take effect at the time that this application is filed with the Registrar.

CHANGE OF NAME OF COMPANY

FROM: TIMMINS GOLD CORP.	TO: ALIO GOLD INC.

ADD A RESOLUTION DATE:

Date(s) of Resolution(s) or Court Order(s) attaching or altering Special Rights and Restrictions attached to a class or a series of shares:

New Resolution Date:

May 12, 2017

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